EXHIBIT 16


December 18, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:           Panther Telecommunications Corp.
              File Reference No. 0-31269


We were previously the principal accountants for New Century Capital & Consulting Corp. now known as Panther Telecommunications Corp. (the "Company") and under the date of February 22, 2001, we reported on the financial statements of New Century Capital & Consulting Corp. as of December 31, 2000. On December 17, 2001, our appointment as principal accountant was terminated effective May 31, 2001. We have read the Company's statements included under item 4 of it's Form 8-K/A dated May 15, 2001 and we agree with such statements except that:

We are not in a position to agree or disagree with the Company's following statements:

     The Registrant does not have a separate audit committee. The Board engaged the firm of Feldman Sherb & Co., P.C., of New York, New York, and Coral Springs, Florida, as the certifying accountant and independent auditor to audit the financial statements of Panther Com Enterprises, Inc. for the period ending May 31, 2001. Feldman Sherb & Co. P.C. was then engaged to continue as the principal certifying accountant and independent auditor for the company for the fiscal year ending August 31, 2001.




Very truly yours, SALBERG & COMPANY, P.A.




Scott D. Salberg, CPA
For the Firm